As filed with the Securities and Exchange Commission on October 31, 1997
                                                           File No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   __________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   __________

                             VISUAL DATA CORPORATION
               (Exact name of issuer as specified in its charter)

                  Florida                               65-0420146
      (State or other jurisdiction                    (I.R.S. Employer
    of incorporation or organization)                Identification No.)

             1291 SW 29 Avenue
          Pompano Beach, Florida                           33069
  (Address of principal executive offices)              (Zip Code)
                                   __________

                 VISUAL DATA CORPORATION 1996 STOCK OPTION PLAN
                      AND CERTAIN COMPENSATION AGREEMENTS
                            (Full title of the plan)
                                   __________

                           Randy S. Selman, President
                            1291 Southwest 29 Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
                     (Name and address of agent for service)

                                    Copy to:

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                                ________________

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                         Proposed     Proposed
                                         maximum      maximum
                                         offering     aggregate     Amount of
Title of securities    Amount to be      price per    offering      registration
 to be registered      registered(1)     share(1)     price(1)      fee (1)
================================================================================

Common Stock
($.0001 par value)     248,000 shares    $3.625       $899,000      $272.00

================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based upon the closing bid price for the Common Stock, $.0001 per share (the "Common Stock") as reported by The Nasdaq SmallCap Market on October 28, 1997.

                             VISUAL DATA CORPORATION
         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

                  Form S-8 Item Number
                      and Caption                Caption in Prospectus
                  --------------------           ---------------------
 1.      Forepart of Registration State-         Facing Page of Registration
         ment and Outside Front Cover            Statement and Cover Page of
         Page of Prospectus                      Prospectus

 2.      Inside Front and Outside Back           Inside Cover Page of Prospectus
         Cover Pages of Prospectus               and Outside Cover Page of Prospectus

 3.      Summary Information, Risk Fac-          Not Applicable
         tors and Ratio of Earnings to
         Fixed Charges

 4.      Use of Proceeds                         Not Applicable

 5.      Determination of Offering Price         Not Applicable

 6.      Dilution                                Not Applicable

 7.      Selling Security Holders                Not Applicable

 8.      Plan of Distribution                    Cover Page of Prospectus and Sales
                                                 by Selling Security Holders

 9.      Description of Securities to be         Description of Securities; Visual Data
         Registered                              Corporation 1996 Stock Option Plan;
                                                 Compensation Agreements

10.      Interests of Named Experts and          Legal Matters
         Counsel

11.      Material Changes                        Not Applicable

12.      Incorporation of Certain Infor-         Incorporation of Certain
         mation by Reference                     Documents by Reference

13.      Disclosure of Commission Posi-          Indemnification
         tion on Indemnification for
         Securities Act Liabilities


PROSPECTUS
                             VISUAL DATA CORPORATION

                         248,000 Shares of Common Stock

                               ($.0001 par value)

                   200,000 Shares To Be Issued Pursuant to the
                 Visual Data Corporation 1996 Stock Option Plan
                         and 48,000 Shares To Be Issued
                Pursuant to Certain Stock Compensation Agreements

      This Prospectus is part of a Registration Statement which registers 200,000 shares of common stock, $.0001 par value (the "Common Stock") of Visual Data Corporation (the "Company") which may be issued, as set forth herein, to officers, directors, key employees and consultants of the Company pursuant to the exercise of non-qualified or incentive stock options to purchase up to 200,000 shares of Common Stock under and in accordance with the Visual Data Corporation 1996 Stock Option Plan (the "Plan") (the Plan covers the issuance of up to 200,000 shares of Common Stock), and separate stock option agreements with officers, directors, key employees and consultants (the "Option Agreements") (such options being collectively referred to as "Options"). All of the Options or shares of Common Stock will be granted or issued to such officers, directors, key employees and consultants pursuant to individual written option agreements.

      This Prospectus is part of a Registration Statement which also registers an aggregate of 48,000 shares of Common Stock (the "Compensation Stock"), of which 20,000 shares are to be issued pursuant to a Stock Compensation Agreement between the Company and Arlene Bonat (the "Bonat Agreement"), 10,000 shares are to be issued pursuant to a Stock Compensation Agreement between the Company and William Nalley (the "Nalley Agreement"), 15,000 shares are to be issued pursuant to a Stock Compensation Agreement between the Company and Burt Rhodes (the "Rhodes Agreement") and the remaining 3,000 shares are to be issued pursuant to a Stock Compensation Agreement between the Company and Arthur Nasso (the "Nasso Agreement"). The Bonat Agreement, Nalley Agreement, Rhodes Agreement and Nasso Agreement are herein after collectively referred to as the "Compensation Agreements."

      The individuals to whom Options may be granted, together with the holders of the Compensation Stock may sometimes hereafter be collectively referred to as the "Selling Security Holders." The Company has been advised by the Selling Security Holders that they may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales except upon exercise of the Options.

      No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares issuable upon exercise of the Options or under the terms of the Compensation Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                                   __________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   __________

      This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

                The date of this Prospectus is October 30, 1997.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock and Warrants are traded on The Nasdaq SmallCap Market under the symbols "VDAT" and "VDATW", respectively.

      The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of 248,000 shares of the Company's Common Stock, issued or to be issued to officers, directors, key employees or consultants to the Company under the Plan and the Option Agreements or the Compensation Agreements, as the case may be. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

      1. The Company's Registration Statement on Form SB-2, as amended, File No. 333- 18819, as declared effective by the Commission on July 30, 1997.

      2.    Quarterly  Report on Form 10-QSB for the nine months  ended June 30,
1997.

      3.    Report on Form 8-K as filed on October 1, 1997.

      4     All other  reports  filed  pursuant to Section 13(a) or 15(d) of the
Exchange Act since the end of the fiscal year covered by the annual report referred to above.

      All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Visual Data Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, Telephone No.
(954) 917-6655.

                                   THE COMPANY

      Visual Data Corporation (the "Company") is a multi-media content developer specializing in the production, marketing and distribution of visual information for the Internet, other On-line services and, eventually, interactive television
(ITV). "Content" is defined as the information carried on the information superhighways. Through its international network of independent camera crews and state-of-the-art digital video production studio, the Company develops full-motion visual libraries containing short, concise vignettes relating to various topics of consumer interest such as travel, education, health, fitness, medicine and consumer products. The Company's focus is to develop high quality content at a low cost which is edited into short entertaining pieces for distribution to consumers regardless of the mediums (e.g. Internet, On-line services or ITV). The Company owns or, in the instance of libraries yet to be developed, will own all of the content. The Company is not dependent on the technological architecture of the provider service that will deliver this content to the viewer (Internet, ITV, digital video discs, etc.) and the Company is developing its products and services to be fully operational on any potential platform.

      Several of the Company's libraries are under development. The first product the Company has completed and introduced, the HotelView(R) Library, operated through the Company's currently wholly owned subsidiary HotelView Corporation ("HVC"), is an interactive visual library for the hotel and travel industry that provides an overview of amenities available at various hotels and resorts, as well as local attractions and services. On a fee for service basis paid for by the hotel or resort property, the Company videotapes, edits and produces high quality visual brochures ("vignettes"), two to three minutes in length, with a voice narrative in full-motion video, describing the hotel or resort's rooms, suites, conference facilities, lobby, pool, restaurants, grounds, and sports facilities. The HotelView(R) Library is currently installed in travel agencies nationwide and is used to market hotel and resort accommodations including such well-know properties as the Fountainbleau in Miami, the Arizona Biltmore, Walt Disney World Dolphin and Swan, Ritz Carlton Laguna Niguel, the Essex House in New York City and the Mirage in Las Vegas. The Company has also established relationships with a number of the larger hotel chains such as Hilton, Wyndham, Hyatt and SuperClubs. Pegasus Systems, Inc., one of the largest companies providing transaction processing services between travel agents, airline reservation systems and hotels, resorts and hotel chains, has agreed to endorse and promote the HotelView(R) Library to its client base of approximately 35,000 hotels, resorts and hotel chains, including securing contracts between their hotel clients and the Company.

      In addition to the HotelView(R) Library, the Company is currently developing ConventionView(TM), CruiseView(TM), AttractionView(TM) and CareView(TM) and plans to create and distribute additional libraries on topics of general consumer interest including AdventureView(TM), CondoView(TM), TalentView, CampView(TM), CampusView(TM), Health & FitnessView(TM), MedicalView(TM) and ProductView(TM).

      The Company's method of generating revenue may be generally analogized to magazine publishers in that there is a one-time fee for creating the advertisement and the magazine receives revenues each time the ad is run in the publication. In the Company's case, the ads are video vignettes and the ad fee is paid annually by the participating hotel or resort, with the production costs incurred in the first year. Management believes the Company is able to produce broadcast quality videos at much lower costs by virtue of its use of independent camera crews and state-of- the-art digital video editing systems.

      In August 1997 the Company completed its initial public offering through the sale of 1,000,000 shares of Common Stock and 1,150,000 Common Stock Purchase Warrants (see Description of Securities), resulting in aggregate gross proceeds to the Company of $6,115,000. Such offering was underwritten on a firm commitment basis by Noble International Investments, Inc., the representative of the several underwriters.

      The Company was incorporated in May 1993 under the laws of the State of Florida and commenced operations in October 1993. The address of the Company's principal executive and administrative office is 1291 SW 29 Avenue, Pompano Beach, Florida 33069 and its telephone number is (954) 917-6655. Its fiscal year end is September 30.

                VISUAL DATA CORPORATION 1996 STOCK OPTION PLAN

INTRODUCTION

      The following descriptions summarize certain provisions of the Plan and the form of agreements to be entered into by recipients of options thereunder. Such summaries do not purport to be complete and are qualified by reference to the full text of the Plan and form of agreement. A copy of the Plan is on file as an exhibit to the Registration Statement of which this Prospectus is a part. Each person receiving an option under the Plan should read the Plan and related option agreement in its entirety.

      The Company's 1996 Stock Option Plan was adopted by the Board of Directors and a majority of the Company's shareholders on February 9, 1997 effective October 19, 1996. Under the Plan, the Company has reserved an aggregate of 200,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). The purpose of the Plan is to encourage stock ownership by officers, directors, key employees and consultants of the Company, and to give such persons a greater personal interest in the success of the Company's business and an added incentive to continue to advance and contribute to the Company. The Board of Directors of the Company will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

      Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal

Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. As discussed hereafter, any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five years after the date of the grant.

      The Plan was adopted by the Board of Directors and a majority of the Company's shareholders on February 9, 1997 effective October 19, 1996.

ELIGIBILITY

      Officers, directors, key employees and consultants of the Company and its subsidiaries are eligible to receive Non-Qualified Options under the Visual Data Corporation 1996 Stock Option Plan. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

ADMINISTRATION

      The Plan will be administered by the Board of Directors. The Board of Directors will determine from time to time those officers, directors, key employees and consultants of the Company or any of its subsidiaries to whom Plan Options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such Plan Options shall be granted, the type of Plan Options to be granted, the dates such Plan Options become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board of Directors.

SHARES SUBJECT TO AWARDS

      The Company has reserved 200,000 of its authorized but unissued shares of Common Stock or shares maintained in the treasury of the Company for issuance under the Plan, and a maximum of 200,000 shares may be issued thereunder. In connection with the adoption and approval of the Plan, the Company's Board of

Directors resolved that the aggregate number of total shares of the Company's Common Stock issuable under the Plan may not exceed 200,000 shares (subject to adjustment in the event of certain changes in the Company's capitalization) without further action by the Company's Board of Directors and stockholders, as required. Except for such limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares of Common Stock as to which a Plan Option may be granted to any person. Shares used for Plan Options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by Plan Options which terminate unexercised will again become available for additional Plan Options, without decreasing and maximum number of shares issuable under the Plan, although such shares may also be used by the Company for other purposes.

      The Plan provides that, if the Company's outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised Plan Options and in the purchase price per share under such Plan Options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding Plan Options. In the event of the proposed dissolution or liquidation of the Company, a proposed sale of all or substantially all of the assets of the Company, a merger or tender offer for the Company's shares of Common Stock, the Board of Directors may declare that each Option granted under this Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each Eligible Person holding an Option, and each such Eligible Person shall have the right, during the period of 30 days proceeding such termination, to exercise his Option as to all or any part of the Shares, including shares of stock as to which such Option would not otherwise be exercisable.

TERMS OF EXERCISE

      The Plan provides that the Plan Options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified in the agreement representing the Plan Options or by the Board of Directors. Each Plan Option may be exercised in whole or in part at any time during the period from the date of the grant until the end of the period covered by the Plan Option period.

      The Plan provides that, with respect to Incentive Stock Options, the aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock, with respect to which Incentive Stock Options are first exercisable by any option holder during any calendar year (including all incentive stock option plans of the Company, any parent or any subsidiaries which are qualified under Section 422 of the Internal Revenue Code of 1986) shall not exceed $100,000.

EXERCISE PRICE

      The purchase price for shares subject to Incentive Stock Options must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an Incentive Stock Option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the Incentive Stock Option is granted, shares possessing more than 10% of the total combined voting power of all classes of the outstanding shares of the Company, any parent or any subsidiaries. The Plan provides that fair market value shall be determined by the Board of Directors in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board of Directors shall determine the fair value of such consideration to the Company in monetary terms.

      The exercise price of Non-Qualified Options shall be determined by the Board of Directors but be not less than the par value of one share of the Company's Common Stock on the date the Option is granted.

      The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

MANNER OF EXERCISE

      Plan Options are exercisable under the Plan by delivery of written notice to the Company stating the number of shares with respect to which the Plan Option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the Shares issued through exercise of the related Options, shares of Common Stock or in such other form or combination of forms which shall be acceptable to the Board of Directors, provided that any loan or guarantee by the Company of the purchase price may only be made upon resolution of the Board that such loan or guarantee is reasonably expected to benefit the Company.

OPTION PERIOD

      All Incentive Stock Options shall expire on or before the tenth (10th) anniversary of the date the option is granted except as limited above. Non-Qualified Options shall expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

TERMINATION

      All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the Company's Board of Directors and his service as a director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code of 1986, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

MODIFICATION AND TERMINATION OF PLANS

      The Board of Directors may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any optionee who has prior thereto been granted options under this Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of Shares subject to this Plan (except for adjustments due to changes in the Company's capitalization), or (b) changing the definition of "Eligible Person" under this Plan, may be effective unless and until approved by the stockholders of the Company in the same manner as approval of this Plan is required. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on October 19, 2006.

FEDERAL INCOME TAX EFFECTS

      The following discussion applies to the Visual Data Corporation 1996 Stock Option Plan and is based on federal income tax laws and regulations in effect on July 31, 1997. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

      The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      An employee granted an Incentive Stock Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of Common Stock received upon exercise of the Incentive Stock Option over the Option exercise price is an item of tax preference under Section 56(b)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Stock Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Stock Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant or within one year from the date of exercise, whatever is later. If the Incentive Stock Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Stock Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Stock Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of
1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Stock Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Stock Option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). The Company and its subsidiary are not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the Option holder recognized ordinary income in a Disqualifying Disposition.

      If the holder of an Incentive Stock Option pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the Incentive Stock Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the Common Stock is issued to the employee upon exercise of the Incentive Stock Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

      In respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, unless the option has a readily ascertainable fair market value at the time, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder of NonQualified Options is subject to the restrictions on resale of Common Stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by the Company in the year that income is recognized.

                           COMPENSATION AGREEMENTS

      On October 28, 1997 the Company entered into a Stock Compensation Agreement with Arlene Bonat (the "Bonat Agreement") relative to services rendered by Ms. Bonat to the Company in connection with the Company's CareView(TM) library, pursuant to which Ms. Bonat is to be issued an aggregate of 20,000 shares of the Company's Common Stock as compensation for her services. A copy of the Bonat Agreement is filed as Exhibit 10(a) to the Registration Statement of which this Prospectus forms a part. On October 27, 1997 the Company entered into a Stock Compensation Agreement with William Nalley (the "Nalley Agreement") relative to services to be rendered by Mr. Nalley to the Company also in connection with the Company's CareView(TM) Library, pursuant to which Mr. Nalley is to be issued an aggregate of 10,000 shares of the Company's Common Stock and $10,000 in cash as compensation for his services. A copy of the Nalley Agreement is filed as Exhibit 10(b) to the Registration Statement of which this Prospectus forms a part. On September 29, 1997 the Company entered into a Stock Compensation Agreement with Burt Rhodes (the "Rhodes Agreement") relative to services rendered by Mr. Rhodes to the Company also in connection with the CareView(TM) library, pursuant to which Mr. Rhodes is to receive 15,000 shares of the Company's Common Stock as compensation for his services. A copy of the Rhodes Agreement is filed as Exhibit 10(c) to the Registration Statement of which this Prospectus forms a part. Finally, on October 15, 1997 the Company entered into a Stock Compensation Agreement with Arthur Nasso (the "Nasso
Agreement") relative to accounting services rendered by Mr. Nasso to the Company. Pursuant to the Nasso Agreement, Mr. Nasso was to be issued an aggregate of 3,000 shares of Common Stock as compensation for his services. A copy of the Nasso Agreement is filed as Exhibit 10(d) to the Registration Statement of which this Prospectus forms a part.

RESTRICTIONS UNDER SECURITIES LAWS

      The sale of the shares must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                            DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized by its Articles of Incorporation to issue 20,000,000 shares of Common Stock, of which 3,022,976 were issued and outstanding as of October 15, 1997. The holders of the Company's Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by the Company's Board of Directors, and upon liquidation are entitled to share ratably in the assets of the Company, subject to the rights of the holders of any shares of preferred stock which may be outstanding, remaining after the payment of all debts and other liabilities.

      All shares of the Company's Common Stock have equal voting rights, each share being entitled to one vote per share for the election of directors and all other purposes. Holders of such Common Stock are not entitled to any preemptive rights to purchase or subscribe for any of the Company's Securities. All of the Company's Common Stock which is issued and outstanding is fully paid and non-assessable. Stockholders, including the holders of any series of preferred stock outstanding, do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of Directors are able to elect 100% of the Company's Directors.

      It is not contemplated that any dividends will be paid on the Common Stock, and the future ability to pay dividends will be dependent upon the success of the Company's operations and the decision by its Board of Directors at that time.

Preferred Stock

      The Company is authorized to issue 5,000,000 shares of preferred stock, par value $.0001 per share. The Board of Directors of the Company has the authority, without further action by shareholders, to issue the preferred stock in one or more series, and to fix for any series the dividend rate, redemption price, liquidation or dissolution preferences, conversion rights, voting rights and other preferences and privileges. There are no shares of preferred stock currently issued and outstanding.

WARRANTS

Common Stock Purchase Warrants

      The Company has issued and outstanding 1,150,000 redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at $6.00 per share ("Warrant Exercise Price") commencing February 1, 1998 until the expiration of the Warrants on July 30, 2002. The Warrants are redeemable by the Company for $.05 per Warrant, at any time commencing February 1, 1998, upon 30 days' prior written notice, if the closing bid price of the Company's Common Stock as reported by the principal exchange on which the Common Stock is traded equals or exceeds $7.20 per share for 20 consecutive trading days and ending 30 days prior to the notice of redemption.

      The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. In addition, because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered, or is not exempt from registration. In such event, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants. Moreover, even if the Warrants could be transferred, the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised.

      Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

      Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the distribution of the Company's assets.

      For the life of the Warrants, subject to the redemption provision, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

      In the event that the Warrants are called for redemption, the Warrant holders may not be able to exercise their Warrants in the event that the Company has not updated the registration statement covering the Warrants and underlying shares of Common Stock in accordance with the requirements of the Act or these securities have not been qualified for sale under the laws of the state where the Warrant holder resides. In addition, in the event that the Warrants have been called for redemption, such call for redemption could force the Warrant holder to either (i) assuming the necessary updating to the registration statement and state blue sky qualifications have been effected, exercise the Warrants and pay the exercise price at a time when, in the event of a decrease in market price from the period preceding the issuance of the call for redemption, it may be less than advantageous economically to do so, or (ii) accept the redemption price, which, in the event of an increase in the price of the stock, could be substantially less than the market value thereof at the time of redemption.

THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSIDERATIONS THAT MAY INVOLVE A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE SHARES OF COMMON STOCK AND WARRANTS.

Other Outstanding Warrants

      Additionally, as of the date of this Prospectus, there are warrants outstanding to purchase an aggregate of 110,925 shares of Common Stock, of which 90,201 shares are exercisable at $6.60 per share through July 30, 1999; 8,334 shares of which are exercisable at $2.80 per share through May 20, 1999; 5,581 of which are exercisable at $1.40 per share through March 31, 1998; 2,679 of which are exercisable at $1.40 per share through December 1, 1997; and 4,130 of which are exercisable at $1.40 per share through July 26, 1998, which warrants are held by Randy S. Selman, the Company's President, Chief Executive Officer and acting Chief Financial Officer (2,791 warrants) and by Alan Saperstein, the Company's Executive Vice President and Secretary (1,339 warrants). The shares of Common Stock underlying the warrants described in this paragraph may not be sold, transferred or assigned for a period of 24 months from July 30, 1997 without the prior written consent of Noble International Investments, Inc., the representative ("Representative") of the several underwriters in the Company's initial public offering concluded in August 1997. The Representative has advised the Company that it does not have a general policy with respect to the release of shares prior to the expiration of the lock-up.

STOCK OPTIONS

      As of the date hereof, there are stock options to purchase an aggregate of 282,720 shares of Common Stock outstanding, which includes (i) 1,395 of which are exercisable at $5.60 per share through March 31, 1999, (ii) 2,679 of which are exercisable at $1.40 per share through May 30, 1998, (iii) 4,186 of which are exercisable at $1.40 per share through March 31, 1999, and (iv) 274,460 are exercisable at $.00016 per share commencing January 1, 1997 and continue for a period of five years thereafter, which options are held by Randy S. Selman, the Company's President, Chief Executive Officer and Chief Financial Officer (137,230 options) and by Alan Saperstein, the Company's Executive Vice President and Secretary (137,230 options).

The Nasdaq SmallCap Market

      The Company's Common Stock and Warrants are traded on The Nasdaq SmallCap Markets under the symbols "VDAT" and "VDATW", respectively.

Transfer Agent

      The Company's transfer agent and registrar for the Common Stock and Warrants is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, UT 84117.

                                  LEGAL MATTERS

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop and Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

                                 INDEMNIFICATION

      The Articles of Incorporation of the Company provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Florida. The Articles of Incorporation also limit the personal liability of the Company's directors to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officers of the Company, provided said officers of directors acted in good faith.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE
-------     ---------------------------------------

      The documents listed in (a) through (e) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

      (a) The Registrant's latest annual report or transitional report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or, in the case of the Registrant, either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed or (2) the Registrant's effective registration statement on Form 10 or 30F filed under the Exchange Act containing audited financial statements for the Registrant's latest fiscal year.

      1. The Company's Registration Statement on Form SB-2, as amended, File No. 333- 18819, as declared effective by the Commission on July 30, 1997.

      2.    Quarterly  Report on Form 10-QSB for the nine months  ended June 30,
1997.

      3.    Report on Form 8-K as filed on October 1, 1997.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

      (c) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.     DESCRIPTION OF SECURITIES
-------     -------------------------

      A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL
-------     --------------------------------------

            Not Applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------     -----------------------------------------

            A description of the indemnification of the Registrant's officers and directors is set forth above under the heading "Indemnification."

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED
-------     -----------------------------------

            Not applicable.

ITEM 8.     EXHIBITS
-------     --------

Exhibit                       Description
-------                       -----------

4(a) Visual Data Corporation 1996 Stock Option Plan is incorporated herein by reference to Exhibit 10(e) to the Registration Statement on Form SB-2, as amended, file number 333-18819, as declared effective by the Securities and Exchange Commission on July 30, 1997.

4(b) Forms of Stock Option Agreements to be issued pursuant to the Visual Data Corporation 1996 Stock Option Plan are incorporated herein by reference to Exhibit 10(e) to the Registration Statement on Form SB-2, as amended, file number 333-18819, as declared effective by the Securities and Exchange Commission on July 30, 1997.

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of Common Stock pursuant to the Visual Data Corporation 1996 Stock Option Plan and the Compensation Agreements

10(a)       Form of Stock Compensation Agreement with Arlene Bonat

10(b)       Form of Stock Compensation Agreement with William Nalley

10(c)       Form of Stock Compensation Agreement with Burt Rhodes

10(d)       Form of Stock Compensation Agreement with Arthur Nasso

(24.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(24.2)      Consent of Goldstein Lewin & Co

ITEM 9.     UNDERTAKINGS
-------     ------------

      (1)   The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 30th day of October, 1997.

                                    Visual Data Corporation

                                    By:  /s/ Randy S. Selman
                                       -----------------------------
                                         Randy S. Selman,
                                         Chairman of the Board,
                                         Principal Executive Officer
                                         and President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                           TITLE                         DATE
---------                           -----                         ----

 /s/ Randy S. Selman                President and Chief        October 30, 1997
---------------------------         Executive Officer and
Randy S. Selman                     Director (Principal
                                    Executive Officer)


 /s/ Alan Saperstein                Vice President,            October 30, 1997
---------------------------         and Director
Alan Saperstein


 /s/ Ben Swirsky                    Director                   October 30, 1997
---------------------------
Ben Swirsky


 /s/ Brian K. Service               Director                   October 30, 1997
---------------------------
Brian K. Service


 /s/ Eric Jacobs                    Director                   October 30, 1997
---------------------------
Eric Jacobs

                                 EXHIBIT INDEX

                            Visual Data Corporation


EXHIBIT
NUMBER                       DESCRIPTION                                 PAGE
------                       -----------                                 ----

4(a) Visual Data Corporation 1996 Stock Option Plan is hereby incorporated by referenced to Exhibit 10(e) to the Registration Statement on Form SB-2, as amended, file no. 333-18819, as declared effective by the Securities and Exchange Commission on July 30, 1997

4(b) Forms of Stock Option Agreements to be issued pursuant to the 1996 Stock Option Plan Company are hereby incorporated by reference to Exhibit 10(e) to the Registration Statement on Form SB-2, as amended, file no. 333-18819, as declared effective by the Securities and Exchange Commission on July 30, 1997

(5)         Opinion  of  Atlas,  Pearlman,   Trop  &  Borkson,  P.A.
            relating to the issuance of shares of Common Stock pursuant to the 1996 Stock Option Plan and the Compensation Agreements

10(a)       Form of Stock Compensation Agreement with Arlene Bonat

10(b)       Form of Stock Compensation Agreement with William Nalley

10(c)       Form of Stock Compensation Agreement with Burt Rhodes

10(d)       Form of Stock Compensation Agreement with Arthur Nasso

(24.1)      Consent  of  Atlas,  Pearlman,   Trop  &  Borkson,  P.A.
            included in the opinion filed as Exhibit (5) hereto

(24.2)      Consent of Goldstein Lewin & Co.